Exhibit 99.1

FSP Phoenix Tower Corp. Liquidating Trust

September 27, 2013

FSP Phoenix Tower Corp. Liquidating Trust (the "Trust") is making an additional liquidating distribution in the amount of $2,000.00 per unit of beneficial interest (one unit of beneficial interest in the Trust is equal to one share of preferred stock in the original investment entity, FSP Phoenix Tower Corp.). If you have requested that your distribution be directly deposited into a specified account, that deposit will have an effective date of September 30, 2013. NOTE: if your investment is in a retirement account, the distribution will be sent to your custodian or plan administrator.

The aggregate amount of $2,100,000.00 ($2,000.00 per unit of beneficial interest in the Trust multiplied by 1,050 total units of beneficial interest) being distributed at this time is comprised of: (a) $1,500,000.00 from an escrow account that was required by the purchase and sale agreement; and (b) $600,000.00 from the Trust’s general reserve for unknown contingencies. The following table shows the components of the liquidation value per unit of beneficial interest in the Trust:

Liquidation Value:	$101,592.92
Initial Liquidating Distribution Made on January 4, 2013:	-99,000.00
Additional Liquidating Distribution Included Herewith:	-2,000.00
Total Liquidating Distributions through September 30, 2013:	$101,000.00
Remaining Balance Held in the Trust’s Reserve for Unknown Contingencies*:	$592.92

*Pursuant to Delaware law, the Trust has retained the reserves deemed necessary to settle its outstanding obligations and to fund future expenses in connection with carrying out the Plan of Dissolution. Delaware law requires that the Trust continue to exist for at least a three-year period to wind up its activities. During that time, the Trust may make one or more liquidating distributions to the unit holders in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

/s/ Janet P. Notopoulos

Janet P. Notopoulos

President – FSP Property Management LLC

In its capacity as Trustee of FSP Phoenix Tower Corp. Liquidating Trust

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes in government regulations, geopolitical events, unanticipated tax consequences, unanticipated claims and expenses, and the other factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. The Trust disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.